Exhibit 12.1

Shore Bancshares, Inc.
Statement Regarding Computation of Ratios of Earnings to Fixed Charges
and of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

Including interest on deposits
	Three months ended
	March 31,	Years ended December 31,
	2010	2009	2008	2007	2006	2005

Earnings:
Add:
Pretax (loss) income	$(2,661)	$11,685	$18,562	$21,452	$21,708	$20,742
Fixed charges	3,433	17,411	21,555	24,105	19,074	11,899
Amortization of capitalized interest	-	-	-	-	-	-
Subtract:
Capitalized interest	-	-	-	-	-	-
Total earnings	$772	$29,096	$40,117	$45,557	$40,782	$32,641

Fixed charges:
Interest expense	$3,433	$17,411	$21,555	$24,105	$19,074	$11,899
Interest capitalized	-	-	-	-	-	-
Debt premium/discounts	-	-	-	-	-	-
Estimated interest with rent expense	-	-	-	-	-	-
Subsidiary preferred dividend requirements	-	-	-	-	-	-
Total fixed charges	$3,433	$17,411	$21,555	$24,105	$19,074	$11,899

Ratio of Earnings to Fixed Charges	0.22	1.67	1.86	1.89	2.14	2.74

Preference Dividends	$-	$1,876	$-	$-	$-	$-

Combined fixed charges and preference dividends	$3,433	$19,287	$21,555	$24,105	$19,074	$11,899

Ratio of earnings to combined fixed charges
and preference dividends	0.22	1.51	1.86	1.89	2.14	2.74

Excluding interest on deposits
	Three months ended
	March 31,	Years ended December 31,
	2010	2009	2008	2007	2006	2005

Earnings:
Add:
Pretax income	$(2,661)	$11,685	$18,562	$21,452	$21,708	$20,742
Fixed charges	48	393	1,678	2,412	1,946	796
Amortization of capitalized interest	-	-	-	-	-	-
Subtract:
Capitalized interest	-	-	-	-	-	-
Total earnings	$(2,613)	$12,078	$20,240	$23,864	$23,654	$21,538

Fixed charges:
Interest expense	$3,433	$17,411	$21,555	$24,105	$19,074	$11,899
Less: deposit interest	(3,385)	(17,018)	(19,877)	(21,693)	(17,128)	(11,103)
Interest capitalized	-	-	-	-	-	-
Debt premium/discounts	-	-	-	-	-	-
Estimated interest with rent expense	-	-	-	-	-	-
Subsidiary preferred dividend requirements	-	-	-	-	-	-
Total fixed charges	$48	$393	$1,678	$2,412	$1,946	$796

Ratio of earnings to fixed charges	(54.44)	30.73	12.06	9.89	12.16	27.06

Preference Dividends	$-	$1,876	$-	$-	$-	$-

Combined fixed charges and preference dividends	$48	$2,269	$1,678	$2,412	$1,946	$796

Ratio of earnings to combined fixed charges
and preference dividends	(54.44)	5.32	12.06	9.89	12.16	27.06